EXHIBIT 99.1

Remark Holdings Enters Agreements to Drive Long-Term Strategy

LAS VEGAS, NV - July 2, 2018 - Remark Holdings, Inc. (NASDAQ: MARK), a diversified global technology company with leading artificial intelligence (AI) solutions and digital media properties, including Vegas.com, entered into a pair of agreements that will allow it to continue executing on its long-term strategy.

On June 29, 2018, the company entered into an amended financing agreement with its lenders that extends the previously-required repayment of $11.5 million of principal and exit fees until September 28, 2018. Then, on July 2, 2018, the company entered into a common stock purchase agreement with Aspire Capital Fund, LLC that allows Remark to direct Aspire Capital to purchase as much as $30 million of Remark’s common stock over the 30-month term of the agreement. The new agreement replaces the previous agreement the company had with Aspire Capital. Although Aspire Capital had not made any purchases under the previous agreement since October 2017, approximately $7.2 million of Remark’s common stock could still have been purchased under such agreement.

“Our lenders continue to demonstrate their belief in our long-term strategy and the pipeline of business we are currently building for our artificial-intelligence-based solutions in Asia,” said Kai-Shing Tao, Chairman and CEO of Remark. “Our revised lender agreement extends our repayment terms as we move to the deployment stage for several of our AI products. We look forward to providing investors with an update regarding the installations of our products during our upcoming earnings call for the second quarter of 2018.”

About Remark Holdings, Inc.
Remark Holdings, Inc. (NASDAQ: MARK) delivers an integrated suite of AI solutions that enable businesses and organizations to solve problems, reduce risk and deliver positive outcomes. The company’s easy-to-install AI products are being rolled out in a wide range of applications within the retail, financial, public safety and workplace arenas. The company also owns and operates digital media properties that deliver relevant, dynamic content and ecommerce solutions. The company is headquartered in Las Vegas, Nevada, with additional operations in Los Angeles, California and in Beijing, Shanghai, Chengdu and Hangzhou, China. For more information, please visit the company's website at www.remarkholdings.com.

Company Contact:
Kai-Shing Tao or Douglas Osrow
Remark Holdings, Inc.
stao@remarkholdings.com or dosrow@remarkholdings.com
702-701-9514

Investor Relations Contact:
Matt Glover or Tom Colton
Liolios Group, Inc.
MARK@liolios.com
949-574-3860